Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 19, 2005 accompanying the consolidated financial statements and schedule of ACE*COMM Corporation appearing in Annual Report on Form 10-K for the year ended June 30, 2005 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Vienna, Virginia
August 31, 2005